Exhibit (a)(5)(O)

Justin Christian, CEO of BCforward, and Vienna Parent Corporation Complete Tender Offer for Outstanding Shares of TSR, Inc.

INDIANAPOLIS, IN & HAUPPAUGE, NY  — June 28, 2024 — Vienna Parent Corporation, a newly formed special purpose entity (“Vienna Parent”) formed by Justin Christian, announced today that its wholly owned subsidiary, Vienna Acquisition Corporation (the “Purchaser”), has successfully completed its cash tender offer to purchase all of the outstanding shares of common stock of TSR, Inc. (“TSR”) (NASDAQ: TSRI) at a price of $13.40 per share, net to the seller in cash, without interest but subject to any required withholding taxes.

The tender offer expired at one minute past 11:59 p.m. (Eastern time) on June 27, 2024. As of the final expiration of the tender offer, 1,946,960 shares had been validly tendered and not validly withdrawn from the tender offer, representing approximately 89.74% of the aggregate voting power of TSR’s outstanding shares of common stock. All such shares have been accepted for payment in accordance with the terms of the tender offer, and the Purchaser expects to promptly pay for such shares.

As a result of its acceptance of the TSR shares tendered in the tender offer, the Purchaser has acquired a sufficient number of TSR shares to consummate the second-step merger in which any remaining shares of TSR common stock will be converted into the right to receive an amount in cash equal to $13.40 per share, which is equal to the per share price paid in the tender offer, without interest and less any required withholding taxes. The parties expect to consummate the merger today. Upon completion of the merger, TSR will become a privately held company controlled by Vienna Parent and Mr. Christian, and TSR’s common stock will cease trading on the NASDAQ Capital Market.

Vienna Parent and Mr. Christian were represented in the transaction by their legal counsel, Ice Miller LLP. TSR was represented in the transaction by its financial advisor, Focus Investment Banking, and its legal counsel, Shulman Rogers. In connection with the transaction, Chessiecap Securities, Inc. provided a fairness opinion to the Board of Directors of TSR.

About TSR, Inc.

Founded in 1969, TSR, Inc. is a leading staffing company focused on recruiting information technology professionals for short- and long-term assignments, permanent placements, and project work. For over 50 years, TSR has successfully served clients in banking, asset management, pharmaceuticals, insurance, health care, public utility, publishing, and other industries. TSR provides candidate screening, timely placement, and a real understanding of the right skill sets required by our clients. To learn more, please visit TSR’s website at www.tsrconsulting.com.

About Vienna Parent Corporation

Vienna Parent Corporation is a special purpose entity formed by Justin Christian for the purpose of acquiring TSR, Inc. Justin Christian founded BCforward, a global IT consulting and workforce fulfilment firm, more than 25 years ago and has grown it from a team of two to one of the largest Black-owned businesses in the United States. BCforward proudly offers Professional Services and Workforce Management solutions and serves multi-national clients in the finance, life science, technology, healthcare, and government sectors. From the start, Justin and BCforward have championed the power of human potential to help companies transform, accelerate, and scale. For more information, please visit https://www.BCforward.com/.

Additional Information and Where to Find It; Participants in the Solicitation

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Vienna Parent, Purchaser and Justin Christian (collectively, the “Vienna Filing Persons”) and TSR filed with the United States Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy outstanding shares of TSR was only made pursuant to the tender offer materials that the Vienna Filing Persons filed with the SEC. The tender offer materials are available for free on the SEC’s website at www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking statements related to TSR, the Vienna Filing Persons, and the proposed transaction that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. In this communication, forward-looking statements include statements about Purchaser’s expectations regarding payment for the shares purchased in the offer and the anticipated timing of the closing of the merger.

Forward-looking statements are subject to certain risks, uncertainties or other factors that are difficult to predict and could cause actual events or results to differ materially from those indicated in any such statements due to a number of risks and uncertainties. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the timing of the tender offer and the merger; uncertainties as to how many of TSR’s stockholders will tender their shares in the tender offer; the possibility that the Vienna Filing Persons will not be able to obtain the financing necessary to fund the transaction; the possibility that competing offers will be made; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived; the effects of the proposed transaction on relationships with employees, other business partners or governmental entities; the impact of competitive services and pricing; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; and other risks listed under the heading “Risk Factors” in TSR’s periodic reports filed with the U.S. Securities and Exchange Commission, including current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, as well as the Schedule 14D-9 filed by TSR with the SEC and the Schedule TO and related tender offer documents filed by the Vienna Filing Persons with the SEC. You should not place undue reliance on these statements. All forward-looking statements are based on information currently available to TSR and the Vienna Filing Persons, and TSR and the Vienna Filing Persons disclaim any obligation to update the information contained in this communication as new information becomes available.

Vienna Parent and TSR Contact:

Bryan Smith

Bryan.smith@bcforward.com

(317) 493-2000

Media:

Bryan Smith

Bryan.smith@bcforward.com

(317) 493-2000